Exhibit 10.19

GLOBAL MEDICAL RESPONSE, INC.

THE GMR NONQUALIFIED DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED, GENERALLY EFFECTIVE JANUARY 1, 2024

Global Medical Response, Inc.

The GMR Nonqualified Deferred Compensation Plan

Table of Contents

Article 1. Definitions		1
1.1	Account	1
1.2	Administrator	1
1.3	Board	1
1.4	Bonus	1
1.5	Change-in-Control	2
1.6	Code	2
1.7	Compensation	2
1.8	Deferrals	2
1.9	Deferral Election	2
1.10	Disability	3
1.11	Effective Date	3
1.12	Eligible Employee	3
1.13	Employee	3
1.14	Employer	3
1.15	Employer Discretionary Contribution	3
1.16	Employer Matching Contribution	3
1.17	ERISA	4
1.18	401(k) Plan	4
1.19	GMR	4
1.20	In-Service sub-Account	4
1.21	Investment Fund	4
1.22	Participant	4
1.23	Plan Year	4
1.24	Retirement	4
1.25	Retirement sub-account	4
1.26	Salary	4
1.27	Separation from Service	4
1.28	Service Recipient	5
1.29	Specified Employee	5
1.30	Trust	5
1.31	Trustee	5
1.32	Years of Service	5

Article 2. Participation		5
2.1	Commencement of Participation	5
2.2	Loss of Eligible Employee Status	6

Article 3. Credits to the Plan		6
3.1	Deferral Elections - General	6
3.2	Time of Election	6
3.3	Distribution Elections	6

3.4	Additional Requirements	7
3.5	Cancellation of Deferral Election due to Disability	7
3.6	Employer Matching Contribution	7
3.7	Employer Discretionary Contribution	8

Article 4. Vesting		8
4.1	Vesting of Deferrals	8
4.2	Vesting of Employer Matching Contributions	8
4.3	Vesting of Employer Discretionary Contributions	8
4.4	Vesting due to Certain Events	8
4.5	Amounts Not Vested	9
4.6	Forfeitures	9

Article 5. Accounts		9
5.1	Accounts	9
5.2	Investments, Gains and Losses	9

Article 6. Distributions		10
6.1	Distribution Election	10
6.2	Distributions upon an In-Service Account Triggering Date	10
6.3	Distributions upon Retirement	10
6.4	Substantially Equal Annual Installments	11
6.5	Distributions due to other Separation from Service	11
6.6	Distributions due to Disability	11
6.7	Distributions upon Death	11
6.8	Changes to Distribution Elections	12
6.9	Acceleration or Delay in Payments	12
6.10	Unforeseeable Emergency	12
6.11	Distributions to Specified Employee	13
6.12	Form of Payment	13
6.13	Separation from Service for Cause	13

Article 7. Beneficiaries		13
7.1	Beneficiaries	13
7.2	Lost Beneficiary	14

Article 8. Funding		14
8.1	Prohibition against Funding	14
8.2	Deposits in Trust	14
8.3	Withholding of Employee Deferrals	14

Article 9. Claims Administration		15
9.1	General	15
9.2	Claims Procedure	15
9.3	Right of Appeal	15
9.4	Review of Appeal	15
9.5	Designation	16

Article 10. General Provisions		16
10.1	Administrator	16
10.2	No Assignment	17
10.3	No Employment Rights	17
10.4	Incompetence	17
10.5	Identity	17
10.6	Other Benefits	18
10.7	Expenses	18
10.8	Insolvency	18
10.9	Amendment or Modification	18
10.10	Plan Suspension	18
10.11	Plan Termination	18
10.12	Plan Termination due to a Change-in-Control	19
10.13	Construction	19
10.14	Governing Law	19
10.15	Severability	19
10.16	Headings	19
10.17	Terms	20
10.18	Code Section 409A Fail Safe Provision	20
10.19	Right of Setoff	20

Global Medical Response, Inc.

The GMR Nonqualified Deferred Compensation Plan

Air Medical Group Holdings, Inc. (“AMGH”) initially adopted the AMGH Nonqualified Deferred Compensation Plan, effective as of January 1, 2015, as amended (“Original Plan”).

AMGH became GMR as of March 14, 2018, and adopted the Original Plan, effective as of December 31, 2019.

Global Medical Response, Inc. adopted an amendment and restatement of the Original Plan as the “The GMR Nonqualified Deferred Compensation Plan” (“2022 Plan”), effective on January 1, 2022, except as otherwise provided in the 2022 Plan, and hereby adopts a further amendment and restatement of the 2022 Plan (“Plan”) for the benefit of a select group of management or highly compensated employees, generally effective January 1, 2024, except as otherwise provided below in the Plan (“Effective Date”). Except as provided in Article 4 of the Plan or otherwise in the Plan, this Plan is effective for all Employees employed by the Employer on and after January 1, 2024. All Employees who incurred a Separation from Service prior to January 1, 2022, are subject to the terms of the Original Plan as in effect immediately prior to January 1, 2022. Except as provided in Article 4 of the Plan or otherwise in the Plan, all Employees who incurred a Separation from Service on or after January 1, 2022, but prior to January 1, 2024, are subject to the terms of the 2022 Plan as in effect immediately prior to January 1, 2024.

This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. This Plan document is drafted with the intent to comply with Internal Revenue Code Section 409A and regulations promulgated thereto.

Article 1.           Definitions

1.1	Account

The sum of all the bookkeeping sub-accounts as may be established for each Participant as provided in Section 5.1 hereof.

1.2	Administrator

The Employer or individuals or an administrative committee appointed by the Employer will serve as the Administrator of the Plan. The Administrator will serve as the agent for the Employer with respect to the Trust.

1.3	Board

The Board of Directors of the Employer.

1.4	Bonus

Compensation which is designated as such by the Employer for the purposes of this Plan and which relates to services performed by an Eligible Employee in addition to his or her Salary. Except to the extent otherwise determined by the Employer, a “Bonus” will always include, among other bonus payments received by an Eligible Employee, regular, ordinary course bonus payments related to a performance period of one year or less.

The GMR Nonqualified Deferred Compensation Plan, effective January 1, 2024	1

1.5	Change-in-Control

Provided that such term is interpreted within the meaning of regulations promulgated under Code Section 409A, a “Change-in-Control” will mean the first to occur of any of the following, solely with respect to GMR (and no other entity):

(a)           the date that any one person or persons acting as a group acquires ownership of GMR stock constituting more than 50% of the total fair market value or total voting power of GMR;

(b)          the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from GMR that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of GMR immediately prior to such acquisition; or

(c)           the date that a majority of members of GMR’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

(d)           the term “Change of Control” will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of GMR or any transaction solely involving any affiliates or subsidiaries of GMR.

1.6	Code

The Internal Revenue Code of 1986, as amended.

1.7	Compensation

The Participant’s “Compensation” (or similar) as defined in the 401(k) Plan, which definition is incorporated and made part of this Plan by reference. Under the 401(k) Plan, Compensation generally includes the Participant’s earned income, including Salary and Bonus, but excludes the following: (i) moving expenses; (ii) auto expenses; and (iii) business expense reimbursements, and (iv) compensation received in respect of options or other equity-related instruments that is paid to highly compensated employees as defined in Code Section 414.

1.8	Deferrals

The portion of a Participant’s Salary and Bonus, respectively, that a Participant elects to defer into the Plan in accordance with Section 3.1 hereof.

1.9	Deferral Election

The separate agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and with respect to which Salary Deferrals and/or Bonus Deferrals hereto are credited to an Account under this Plan.

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1.10	Disability

Provided that such term will be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant will be considered to have incurred a Disability if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration.

1.11	Effective Date

The effective date of this amendment and restatement of the Plan, which is generally January 1, 2024, except as may otherwise be expressly provided in the Plan.

1.12	Eligible Employee

Any Employee of an Employer who is selected to participate by GMR or the Administrator, but only if such individual is one of a select group of management or highly compensated employees with respect to each such Employer. Eligible Employee is determined in the complete and sole discretion of GMR or the Administrator.

1.13	Employee

Any person employed by the Employer, as shown on the payroll records of the Employer.

1.14	Employer

GMR, along with GMR’s subsidiaries and affiliates, singularly and collectively as the context requires; provided, however, that “Employer” may also simply mean GMR or any such subsidiaries or affiliates as expressively provided by a specific provision of this Plan.S

1.15	Employer Discretionary Contribution

Includes amounts credited to a Participant’s Account under the Plan that are attributable to a credit made by the Employer directly to one or more Participants’ Accounts under this Plan in accordance with the terms of Section 3.7 hereof, as well as any 401(k) Refunds (as defined in the 2022 Plan) attributable to nonelective contributions made to the 401(k) Plan that were credited to the Plan with respect to years prior to January 1, 2024.

1.16	Employer Matching Contribution

Includes amounts credited to a Participant’s Account under the Plan that are attributable to a credit made by the Employer directly to one or more Participants’ Accounts under this Plan in accordance with the terms of Section 3.6 hereof, as well as any 401(k) Refunds (as defined in the 2022 Plan) attributable to matching contributions made to the 401(k) Plan that were credited to the Plan with respect to years prior to January 1, 2024.

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1.17	ERISA

The Employee Retirement Income Security Act of 1974, as amended.

1.18	401(k) Plan

The Global Medical Response, Inc. 401(k) Plan, as amended.

1.19	GMR

Global Medical Response, Inc., a Delaware corporation, along with its successors and assigns.

1.20	In-Service sub-Account

The “In-Service sub-account” as described in Section 5.1(b).

1.21	Investment Fund

Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.22	Participant

An Eligible Employee who is a Participant as provided in Article 2.

1.23	Plan Year

Each calendar year.

1.24	Retirement

Retirement will mean a Participant’s Separation from Service on, or subsequent to, the applicable Participant attaining 65 years of age.

1.25	Retirement sub-account

The “Retirement sub-account” described in Section 5.1(a).

1.26	Salary

An Eligible Employee’s base salary earned during a Plan Year, as well as any other Compensation for the Plan Year not designated by the Employer as a “Bonus.”

1.27	Separation from Service

Provided that such term will be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant will incur a Separation from Service with the Service Recipient due to death, retirement or other termination of employment with the Service Recipient unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract. Upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Administrator reserves the right, to the extent permitted by Code section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

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1.28	Service Recipient

Provided that such term will be interpreted within the meaning of regulations promulgated under Code Section 409A, Service Recipient will mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.29	Specified Employee

Provided that such term will be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Specified Employee” will mean a participant who is considered a key employee on the Identification Date, as defined in Code Section 416(i) without regard to section 416(i)(5) and such other requirements imposed under Code Section 409A(a)(2)(B)(i) and regulations thereunder for the period beginning April 1 of the year subsequent to the Identification Date and ending March 31 of the following year. The Identification Date for this Plan is December 31 of each year. Notwithstanding anything to the contrary, a Participant is not a Specified Employee unless any stock of the Service Recipient is publicly traded on an established securities market or otherwise.

1.30	Trust

The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which will conform to the terms of Rev. Proc. 92-64, provided, however, that nothing in this Plan will require the establishment of any trust with respect to the benefits provided by this Plan.

1.31	Trustee

Empower Trust Company, or such other successor that will become trustee pursuant to the terms of the Plan.

1.32	Years of Service

Unless otherwise specified in a separate written agreement between the Participant and the Employer, a Participant’s “Years of Service” will be measured by employment during a 12 month period commencing with the Participant’s date of hire and anniversaries thereof measured as 1,000 hours per year with 190 hours accrued for each month of employment during any given year.

Article 2.           Participation

2.1	Commencement of Participation

Upon being designated as an Eligible Employee by the Administrator, each Eligible Employee will become a Participant at the earlier of the date on which his or her initial Deferral Election first becomes effective or the date on which an Employer Discretionary Contribution is first credited to his or her Account.

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2.2	Loss of Eligible Employee Status

A Participant who is not an Eligible Employee with respect to a particular Plan Year will not be permitted to submit a Deferral Election for such Plan Year and all amounts credited under this Plan with respect to such Participant will cease as of the end of the Plan Year during which such Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee will continue to be held pursuant to the terms of the Plan and will be distributed as provided in Article 6.

Article 3.          Credits to the Plan

3.1	Deferral Elections - General

A Participant’s Deferral Election for a Plan Year is irrevocable for that applicable Plan Year; provided, however that a cessation of Deferrals and other additional amounts to be credited under this Plan will be allowed in the event that the Participant incurs an Unforeseeable Emergency as defined in Section 6.10 of this Plan. Amounts deferred under the Plan (including Salary Deferrals and Bonus Deferrals) will not be made available to such Participant except as provided in Article 6 and will reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Election; provided, however, that all such amounts will be subject to the rights of the general creditors of the Employer as provided in Article 8. The Deferral Election, in addition to the requirements set forth below, must designate: (i) the percentage of Salary and Bonus to be deferred (which may be zero), (ii) the time of the distribution for the amounts covered by the Deferral Election, and (iii) the form of the distribution for the amounts covered by the Deferral Election.

3.2	Time of Election

A Deferral Election will be void if it is not made in a timely manner as follows:

(a)           A Deferral Election must be submitted to the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned. As of December 31 of each calendar year, said Deferral Election is irrevocable for the following Plan Year.

(b)           Notwithstanding the foregoing and in the discretion of the Employer, in a year in which an Employee is first eligible to participate in the Plan, and provided that such Employee is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A, such Deferral Election may be submitted within 30 days after the date on which such Employee is first eligible to participate, and such Deferral Election will apply to Compensation to be earned during the remainder of the Plan Year after such election is made.

3.3	Distribution Elections

At the time a Participant makes a Deferral Election, the Participant must also elect the time and form of the distribution by establishing one or more In-Service sub-account(s) and/or Retirement sub-account(s) as provided in Section 5.1. If the Participant fails to properly designate the time and form of a distribution with respect to any Deferral Election, the resulting deferrals will be deemed credited to a specific Retirement sub-account and will be paid in a lump sum upon Retirement.

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3.4	Additional Requirements

The Deferral Election, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, will comply with the following additional requirements, or as otherwise required by the Administrator in its sole discretion:

(a)          The Deferral Election may include separate elections with respect to each of the following:

(1)               An election to defer a whole percentage of the Participant’s Salary with respect to the applicable Plan Year in any amount between 0% and 80%, net of applicable taxes (“Salary Deferral”).

(2)               An election to defer a whole percentage of the Participant’s Bonus with respect to the applicable Plan Year in any amount between 0% and 80%, net of applicable taxes (“Bonus Deferral”).

The form and manner of such Deferral Elections shall be set forth by the Employer.

(b)          Notwithstanding the foregoing, the Administrator may establish a different maximum deferral percentage for any or all of the deferral categories included in Section 3.4(a) before the start of the calendar year to which a Deferral Election relates.

(c)           The distribution year for an In-Service sub-account must be at least five Plan Years after the Plan Year in which the first Deferral is credited to such In-Service sub-account. Specifically, any Deferral made in a subsequent Plan Year may be credited to an In-Service sub-account within an Account with the same distribution year as a proper first Deferral Election or may be credited to any other In-Service sub-account within the Account with a later distribution year.

3.5	Cancellation of Deferral Election due to Disability

Notwithstanding anything to the contrary, if a Participant incurs a Disability, said Participant may file an election to stop Deferrals as of the date the election is received by the Administrator, provided that such cancellation occurs by the later of the end of the calendar year or the 15th day of the third month following the date the Participant incurs a Disability.

3.6	Employer Matching Contribution

The Employer may credit discretionary matching contributions to some or all Participants’ Accounts in an amount equal to a designated percentage of the Deferrals credited under this Plan on behalf of the Participant up to a maximum designated percentage of each Participant’s Compensation, both as may be determined by the Employer.

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Any such Employer Matching Contribution will be credited to such sub-account as may be elected (or deemed elected) by the Participant for the related Deferrals in accordance with Section 5.1 and procedures established by the Administrator.

3.7	Employer Discretionary Contribution

The Employer may credit discretionary non-elective contributions to some or all Participants’ Retirement Accounts in such amount and in such manner as may be determined by the Employer.

Any such Employer Discretionary Contribution will, at the option of the Employer, be credited to such Retirement sub-account as may be elected by the Participant in accordance with Sections 3.1 and 5.1 and procedures established by the Administrator. In the event no such election is made by the Participant or the Employer does not designate which Participant Retirement sub-account will be credited, such Employer Discretionary Contribution will be credited to a lump-sum Retirement sub-account.

Article 4.          Vesting

4.1	Vesting of Deferrals

A Participant will be 100% vested in his or her Account attributable to Deferrals and any earning or losses on the investment of such Deferrals.

4.2	Vesting of Employer Matching Contributions

Effective as of December 31, 2023, each Participant will be 100% vested in his or her Account attributable to Employer Matching Contributions credited under the Plan with respect to years prior to January 1, 2024, if any, and thereafter, including earning or losses on the investment of such contributions, unless otherwise specified thereafter in a separate written agreement between the Participant and the Employer.

4.3	Vesting of Employer Discretionary Contributions

Effective as of December 31, 2023, each Participant will be 100% vested in his or her Account attributable to Employer Discretionary Contributions credited under the Plan with respect to years prior to January 1, 2024, if any, and thereafter, including earning or losses on the investment of such contributions, unless otherwise specified thereafter in a separate written agreement between the Participant and the Employer.

4.4	Vesting due to Certain Events

(a)               A Participant who incurs a Disability will be fully vested in the amounts credited to his or her Account as of the date of Disability.

(b)               Upon a Participant’s death, the Participant will be fully vested in the amounts credited to his or her Account.

(c)               A Participant who incurs a Separation from Service due to Retirement will be fully vested in the amounts credited to his or her Account as of the date of Retirement.

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(d)               Upon a Change-in-Control, all Participants will be fully vested in the amounts credited to their Accounts as of the date of the Change-in-Control unless plan is assumed by acquiring entity.

(e)                In the event the Plan is terminated pursuant to Article 10.11, all Participants will become fully vested in the amounts credited to their Accounts as of the date of the Plan termination.

4.5	Amounts Not Vested

Any amounts credited to a Participant’s Account that are not vested at the time of his or her Separation from Service will be forfeited.

4.6	Forfeitures

At the sole discretion of the Employer, any forfeitures from a Participant’s Account (i) may continue to be held in the Trust, may be separately invested, and may be used to reduce succeeding Deferrals and any amounts credited by the Employer under this Plan, or (ii) may be retained by the Employer or otherwise returned to the Employer as soon as administratively feasible.

Article 5.             Accounts

5.1	Accounts

The Administrator will establish and maintain a bookkeeping account in the name of each Participant. The Administrator will also establish sub-accounts as provided in subsection (a) and (b), below, as elected by the Participant pursuant to Article 3. A Participant may have a maximum number of sub-accounts at any time as determined by the Administrator.

(a) A Participant may establish one or more Retirement sub-accounts (each a “Retirement sub-account”) by designating as such on the Participant’s Deferral Election. Each Participant’s Retirement sub-account will be credited with Deferrals (as specified in the Participant’s Deferral Election), any Employer Matching Contributions allocable thereto, any Employer Discretionary Contributions, and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Retirement sub-account will be reduced by any distributions made plus any federal and state tax withholding, and any social security withholding tax as may be required by law.

(b)               To the extent permitted by the Administrator, a Participant may elect to establish one or more In-Service sub-accounts (each an “In-Service sub-account”) by designating as such in the Participant’s Deferral Election the year in which payment will be made. Each Participant’s In-Service sub-account will be credited with Deferrals (as specified in the Participant’s Deferral Election), any Employer Matching Contributions allocable thereto, and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s In-Service sub-account will be reduced by any distributions made plus any federal and state tax withholding and any social security withholding tax as may be required by law.

5.2	Investments, Gains and Losses

(a)               A Participant may direct that his or her Retirement sub-accounts and/or In-Service sub-accounts established pursuant to Section 5.1 may be valued as if they were invested in one or more Investment Funds as selected by the Employer in multiples of one percent, subject to (i) the Employer’s right to change any notional earnings as the Employer determines is appropriate; and (ii) the Employer’s right to reject or otherwise limit a Participant’s right to direct investments. The Employer may from time to time, at the sole discretion of the Administrator, change the Investment Funds (or the manner in which earnings are credited) for purposes of this Plan.

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(b)               The Administrator will adjust the amounts credited to each Participant’s Account to reflect Deferrals, Employer Matching Contributions, any Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments will be made as determined by the Administrator.

(c)               A Participant may change his or her selection of Investment Funds no more than the number of times each Plan Year permitted by the Administrator with respect to his or her Account or sub-accounts by filing a new election in accordance with procedures established by the Administrator. An election will be effective as soon as administratively feasible following the date the change is submitted on a form prescribed by the Administrator.

(d)               Notwithstanding the Participant’s ability to designate the Investment Fund in which his or her Account will be deemed invested, the Employer will have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts will merely be bookkeeping entries on the Employer’s books, and no Participant will obtain any property right or interest in any Investment Fund.

Article 6.           Distributions

6.1	Distribution Election

Each Participant will designate in his or her Deferral Election the form and timing of his or her distribution by indicating the type of sub-account as described under Section 5.1, and by designating the form in which payments will be made from the choices available under Section 6.2 and 6.3 hereof. Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan will occur except as permitted under both this Plan and Code Section 409A.

6.2	Distributions upon an In-Service Account Triggering Date

In-Service sub-account distributions will begin as soon as administratively feasible but no later than 45 days following June 1 of the calendar year designated by the Participant on a properly submitted Deferral Election, and are payable in either a lump-sum payment or substantially equal annual installments, as described in Section 6.4 below, over a period of up to five years as elected by the Participant in his or her Deferral Election. The distribution year for an In-Service sub-account must be at least the period set forth in subsection (c) of Section 3.4 hereof after a Deferral is first credited to such In-Service sub-account.

6.3	Distributions upon Retirement

If the Participant has a Separation from Service due to Retirement, the Participant’s Retirement sub-account(s) will be distributed as soon as administratively feasible but no earlier than the February lst of the calendar year following the year in which the Participant’s Retirement occurs and no later than 45 days following the February 1st of the calendar year following the year in which the Participant’s Retirement occurs, subject to Section 6.11 (Distributions to Specified Employees).

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Distribution will be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.4 below, over a period of up to 10 years as elected by the Participant in his or her Deferral Election. If the Participant fails to designate the form of the distribution, the sub-account will be paid in a lump-sum payment. If a Participant has any In-Service sub-accounts at the time of his or her Retirement, said sub-accounts will be distributed in a lump sum as soon as administratively feasible but no earlier than the February 1st of the calendar year following the year in which the Participant’s Retirement occurs no later than 45 days following the February 1st of the calendar year following the year in which the Participant’s Retirement occurs, subject to Section 6.11 (Distributions to Specified Employees).

6.4	Substantially Equal Annual Installments

(a)               The amount of the substantially equal payments will be determined by multiplying the Participant’s Account or sub-account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one. The amounts of the payments for each succeeding year will be determined by multiplying the Participant’s Account or sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one. Installment payments made pursuant to this Section 6.4 will be made as soon as administratively feasible but no later than 45 days following the following the anniversary of the distribution event, subject to Section 6.11 (Distributions to Specified Employees).

(b)               For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual installments from a particular subaccount will be considered a single payment.

6.5	Distributions due to other Separation from Service

Upon a Participant’s Separation from Service for any reason other than Retirement, death or Disability, all vested amounts credited to his or her Account will be paid to the Participant in a lump-sum, as soon as administratively feasible but no earlier than the February 1st of the calendar year following the year in which the Participant’s Separation from Service occurs and no later than 45 days following the February 1st of the calendar year following the year in which the Participant’s Separation from Service occurs, subject to Section 6.11 (Distributions to Specified Employees).

6.6	Distributions due to Disability

Upon a Participant’s Disability, all amounts credited to his or her Account will be paid to the Participant in a lump sum as soon as administratively feasible but no earlier than the February 1st of the calendar year following the year in which the date of Disability occurs and no later than 45 days following the February 1st of the calendar year following the year in which the Participant’s the date of Disability occurs.

6.7	Distributions upon Death

Upon the death of a Participant, all amounts credited to his or her Account will be paid, as soon as administratively feasible but no earlier than the February 1st of the calendar year following the year in which the Participant’s date of death occurs and no later than 45 days following the February 1st of the calendar year following the year in which the Participant’s date of death occurs, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

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6.8	Changes to Distribution Elections

A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her one or more sub-accounts within his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least 12 months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, Disability or an unforeseeable emergency) must result in the first distribution subject to the election being made at least five years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Employer at least 12 months before the first scheduled payment under the previous fixed date distribution election.

6.9	Acceleration or Delay in Payments

To the extent permitted by Code Section 409A, and notwithstanding any provision of the Plan to the contrary, the Administrator, in its sole discretion, may elect to (i) accelerate the time or form of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-3(j)(4), or (ii) delay the time of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-2(b)(7). At the sole discretion of the Administrator, (i) if a Participant’s entire Account balance is less than the applicable Code Section 402(g) annual limit, the Employer may distribute the Participant’s Account in a lump sum provided that the distribution results in the termination of the participant’s entire interest in the Plan, subject to the plan aggregation rules of Code Section 409A and regulations thereunder, and (ii) the Administrator may permit such acceleration of the time or schedule of a payment under the arrangement to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.10	Unforeseeable Emergency

The Administrator may permit an early distribution of part or all of any deferred amounts; provided, however, that such distribution will be made only if the Administrator, in its sole discretion, determines that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency. Provided that such term will be interpreted within the meaning of the regulations promulgated under Code Section 409A, an Unforeseeable Emergency is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

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6.11	Distributions to Specified Employee

Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death, distributions to such Participant will commence the later of 45 days following February 1st of the calendar year following the date on which the Separation from Service occurs or six months following Separation from Service (or, if earlier, the date of death of the Participant). If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the date on which the Participant’s initial installment was payable.

6.12	Form of Payment

All distributions will be made in the form of cash.

6.13	Separation from Service for Cause

Notwithstanding anything to the contrary contained herein, in the event the Participant has an involuntary Separation from Service for Cause, Participant will only receive the return of his or her Deferrals including the Participant’s allocable share of any earnings or losses credited on those Deferrals pursuant to Section 5.2 and subject to Section 6.11 (Distributions to Specified Employees) above; provided however, that even such amounts will be forfeited in the event of embezzlement or misappropriation of funds or property of the Employer or other acts that have resulted in damage or losses to the Employer. Upon a Participant’s Separation from Service for Cause, all amounts credited to Participant’s Account relating to Employer Matching Contributions or Employer Discretionary Contributions, including the Participant’s allocable share of any earnings or losses credited on the foregoing pursuant to Section 5.2, above, will be forfeited back to the Employer. For purposes of this Plan, “Cause” will mean, as determined by the Employer or Administrator in its sole discretion, (i) engaging in willful or grossly negligent misconduct that is materially injurious to the Employer and/or affiliate, (ii) embezzlement or misappropriation of funds or property of the Employer and/or affiliate, (iii) conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony, (iv) conviction of any crime involving fraud, dishonesty or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime, or (v) failure or refusal by the Participant, after notice from the Employer, to devote full business time and attention to the performance of his or her duties and responsibilities, except due to Disability, injury, or illness or if the Participant is on a legally protected leave of absence.

Article 7.            Beneficiaries

7.1	Beneficiaries

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan, provided however, that a married Participant that designates someone other than his or her spouse must have his or her spouse’s consent in writing witnessed by a plan representative or notary public. Such designation will be made in a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan will be paid to the Participant’s surviving spouse, or if no surviving spouse to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person will receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary will then be payable to the estate of that beneficiary.

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7.2	Lost Beneficiary

All Participants and beneficiaries will have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary will be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death will be final, conclusive and binding on all parties.

Article 8.          Funding

8.1	Prohibition against Funding

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries will not have any right with respect to, or claim against, such assets nor will any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets will be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement will be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary will be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right will be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust will be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2	Deposits in Trust

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all amounts credited under the Plan pursuant to a Deferral Election by a Participant, all Employer Matching Contributions and any Employer Discretionary Contributions.

8.3	Withholding of Employee Deferrals

The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Salary Deferrals and Bonus Deferrals under Section 3.1 hereof from his or her Compensation. The Administrator will determine the amount and timing of such withholding.

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Article 9.           Claims Administration

9.1	General

If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.

9.2	Claims Procedure

Upon receipt of any written claim for benefits, the Administrator will be notified and will give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator will, in writing, notify such claimant within 90 days (45 days if the claim is on account of Disability) of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to 90 days (30 days if claim is on account of Disability), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial 90 day (or 45 day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator will furnish the claimant with a written notice setting forth:

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)           a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the provisions of this Article.

Under no circumstances will any failure by the Administrator to comply with the provisions of this Section 9.2 be considered to constitute an allowance of the claimant’s claim.

9.3	Right of Appeal

A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within 60 days (180 days if the claim is on account of Disability) after receipt by the claimant of the notice of denial under Section 9.2.

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9.4	Review of Appeal

Upon receipt of an appeal the Administrator will promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal, the claimant will be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal, the Administrator will issue a written decision, which will be binding on all parties. The decision will specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision will be issued within 60 days (45 days if the claim is on account of Disability) after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up one-hundred and 120 days (90 days if the claim is on account of Disability), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial 120 day (or, if the claim is on account of Disability, initial 90 day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. Under no circumstances will any failure by the Administrator to comply with the provisions of this Section 9.4   be considered to constitute an allowance of the claimant’s claim. In the case of a claim on account of Disability: (i) the review of the denied claim will be conducted by an employee who is neither the individual who made the initial determination or a subordinate of such person; and (ii) no deference will be given to the initial determination. For issues involving medical judgment, the employee must consult with an independent health care professional who may not be the health care professional who rendered the initial claim.

9.5	Designation

The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated will have the same authority and discretion granted to the Administrator hereunder.

Article 10.        General Provisions

10.1	Administrator

(a)          The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator. The Administrator will (i) have the sole, absolute, and final discretion with respect to all determinations under the Plan, and (ii) have the full discretionary authority to decide all matters arising under the Plan, including, but not limited to, the right to remedy or make equitable adjustments of possible ambiguities, inconsistencies, omissions, mistakes, or errors in the documentation or administration of the Plan. Any determinations by the Employer under the Plan will be in its sole, absolute, and final discretion in the same manner as the Administrator, which decisions(s) of the Employer or Administrator shall be final, binding, and conclusive upon all persons. Benefits under this Plan will be paid only if the Administrator decides in its discretion that the applicant is entitled thereto.

(b)          The Administrator will not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)          To the extent permitted by law, the Administrator will be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

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10.2	No Assignment

Except as otherwise expressly provided in the Plan, benefits or payments under this Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same will not be valid, nor will any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, will cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3	No Employment Rights

Participation in this Plan will not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant will remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4	Incompetence

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator will have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power will, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5	Identity

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator will be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator will also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation will be charged against the Account of the affected Participant.

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10.6	Other Benefits

The benefits of each Participant or beneficiary hereunder will be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7	Expenses

All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, will be paid by the Employer.

10.8	Insolvency

Should the Employer declare bankruptcy under Federal law the Employer, through its Board and chief executive officer, will give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee will cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and will hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.9	Amendment or Modification

The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification will have any retroactive effect to reduce any amounts credited to a Participant’s Accounts without the consent of the Participant, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder.

10.10	Plan Suspension

The Employer further reserves the right to suspend the Plan in whole or in part, except that no such suspension will have any retroactive effect to reduce any amounts credited to a Participant’s Accounts without the consent of the Participant, and provided that the distribution of the vested Participant Accounts will not be accelerated but will be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.

10.11	Plan Termination

The Employer further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination will have any retroactive effect to reduce any amounts credited to a Participant’s Accounts without the consent of the Participant:

(a)           The Employer, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than 12 calendar months from the date of the Plan termination and no later than 24 calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Employer for any affected Participant and no other similar arrangements are adopted by the Employer for any affected Participant within a three year period from the date of termination; or

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(b)          The Employer may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of: (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

10.12	Plan Termination due to a Change-in-Control

The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute all vested Participants Account balances no earlier than 30 days prior to the Change-in-Control and no later than 12 months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements for any affected Participant.

10.13	Construction

All determinations, questions of interpretation, construction or application arising under or concerning the terms of this Plan will be decided by the Administrator, in its sole, absolute and final discretion (regardless of whether either (i) stated in the Plan as made in any level of discretion or (ii) where no discretion is indicated), which decisions will be final, binding and conclusive upon all persons.

10.14	Governing Law

This Plan will be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan will be governed by, construed and administered under the laws of the State of Texas, other than its laws respecting choice of law.

10.15	Severability

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this Plan and this Plan will be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, then the Plan will be severed with respect to such Employee or Employees, who will be considered to be participating in a separate arrangement.

10.16	Headings

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way will they affect this Plan or the construction of any provision thereof.

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10.17	Terms

Capitalized terms will have meanings as defined herein. Singular nouns will be read as plural, masculine pronouns will be read as feminine, and vice versa, as appropriate.

10.18	Code Section 409A Fail Safe Provision

If any provision of this Plan violates Code Section 409A, the regulations promulgated thereunder, regulatory interpretations, announcements or mandatory judicial precedent construing Code Section 409A (collectively “Applicable Law”), then such provision will be void and have no effect. At all times, this Plan will be interpreted in such manner that it complies with Applicable Law .

10.19	Right of Setoff

The Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant will remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A . By electing to participate in the Plan and submitting a Deferral Election hereunder, the Participant agrees to any deduction or setoff under this Section 10.19, which is allowed by law.

IN WITNESS WHEREOF, Global Medical Response, Inc. has caused this instrument to be executed by its duly authorized officer, on this 26th day of December, 2023, to be effective on the Effective Date provided above.

Global Medical Response, Inc.

By:	/s/ Steven Reszczyncki
Title:	National Benefits Director

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